Exhibit 3.04

AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF

TELEMAR PARTICIPAÇÕES S.A.

AMONG

AG TELECOM PARTICIPAÇÕES S.A.

LUXEMBURGO PARTICIPAÇÕES S.A.

BNDES PARTICIPAÇÕES S.A. - BNDESPAR

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL — PREVI

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

FUNDAÇÃO DOS ECONOMIARIOS FEDERAIS - FUNCEF

FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL - PETROS

LF TEL S.A.

BRATEL BRASIL S.A.

AS INTERVENING CONSENTING PARTIES

TELEMAR PARTICIPAÇÕES S.A.

PORTUGAL TELECOM, SGPS S.A.

JANUARY 25, 2011

AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF

TELEMAR PARTICIPAÇÕES S.A.

Hereby:

1.	AG TELECOM PARTICIPAÇÕES S.A., headquartered at Av. do Contorno, 8.123, Cidade Jardim, in the city of Belo Horizonte, State of Minas Gerais, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 03.260.334/0001-92, herein represented pursuant to its Bylaws, hereinafter referred to as “AG TELECOM”;

2.	LUXEMBURGO PARTICIPAÇÕES S.A. (previously “Andrade Gutierrez Investimentos em Telecomunicações S.A.”), headquartered at Avenida do Contorno, 8.123, Bairro Cidade Jardim, in the city of Belo Horizonte, State of Minas Gerais, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 04.989.739/0001-29, herein represented pursuant to its Bylaws, hereinafter referred to as “LUXEMBURGO” and jointly with AG TELECOM, referred to as “AG”;

3.	BNDES PARTICIPAÇÕES S.A. – BNDESPAR, wholly-owned subsidiary of BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES, headquartered in the city of Brasilia, Federal District, at Setor Bancario Sul, Edificio BNDES, C.1, Bloco J, 12° e 13° andares, with service office in the city of Rio de Janeiro, at Avenida República do Chile, 100 - parte, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ) under No. 00.383.281/000109, herein represented pursuant to its Bylaws, hereinafter referred to as “BNDESPAR”;

4.

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL – PREVI, private pension entity, headquartered in the city of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo n° 501, 3° e 4° andares, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 33.754.482/0001-24, herein represented pursuant to its Bylaws, hereinafter referred to as “PREVI”;

5.	FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL, a private supplementary pension entity, headquartered at Rua Lauro Muller 116, 18° andar, salas 1807/1808 (parte), Botafogo, in the city of Rio de Janeiro, State of Rio de Janeiro, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 07.110.214/0001-60, herein represented pursuant to its Bylaws, hereinafter referred to as “FASS”

6.	FUNDAÇÃO DOS ECONOMIARIOS FEDERAIS - FUNCEF, private pension entity, headquartered in the city of Brasilia, Federal District, SCN Q.02, Bloco A, 13° andar, Edificio Corporate Financial Center, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 00.436.923/0001-90, herein represented pursuant to its Bylaws, hereinafter referred to as “FUNCEF”;

7.	FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL - PETROS, a private supplementary pension fund, headquartered in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua do Ouvidor, 98, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 34.053.942/0001-50, herein represented pursuant to its Bylaws, hereinafter referred to as “PETROS”;

8.	LF TEL S.A., a corporation, headquartered at Av. Dr. Chucri Zaidan, 920, 16° andar, in the city of São Paulo, State of São Paulo, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 02.390.206/0001-09, herein represented pursuant to its Bylaws, hereinafter referred to as “LF TEL”; and

9.	BRATEL BRASIL S.A., corporation, headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2277, 15° andar, 1503, sala 02, CEP 01452-000, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) No. 12.956.126/0001-13, whose articles of incorporation are duly filed at the São Paulo Board of Trade (NIRE) under No. 35.300.386.973, herein represented pursuant to its Bylaws, hereinafter referred to as “Portugal Telecom”;

also referred to, individually, as “Party” or “Shareholder” and jointly referred to as “Parties” or “Shareholders”, and also as “First Intervening Party”,

10. TELEMAR PARTICIPAÇÕES S.A., a publicly-held corporation, headquartered at Praia de Botafogo 300, 11° andar, sala 1101 (parte), Botafogo, in the city of Rio de Janeiro, State of Rio de Janeiro, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 02.107.946/0001-87, herein represented pursuant to its Bylaws, hereinafter simply referred to as “Company”; and

as “Second Intervening Party”,

11. PORTUGAL TELECOM, SGPS S.A., publicly-held corporation, headquarterd at Av. Fontes Pereira de Melo n.° 40, in the city of Lisbon, Portugal, registered in the Portuguese Registry of Corporate Taxpayers (Matrícula Pessoa Colectiva) under No. 503 215 058, herein represented pursuant to its Bylaws, hereinafter referred to as “Portugal Telecom SGPS”,

WHEREAS:

I. on April 25, 2008, the shareholders representing 100% of the capital stock of the Company signed a shareholders’ agreement, which regulates the rights and obligations of the shareholders of the Company (the “General Shareholders’ Agreement”);

II. on April 25, 2008, the Shareholding Restructuring and Other Covenants Agreement was signed, which established, amongst other issues, the direct participation of PREVI, FUNCEF and PETROS in the capital of the Company;

III. after April 25, 2008, the shareholding restructuring process in the Company was implemented, and from this moment on, PREVI, FUNCEF and PETROS started to hold direct interests in the capital of the Company, automatically adhering to the General Shareholders’ Agreement, in all of its terms and conditions;

IV. a Letter of Intent was signed on July 28, 2010, as amended on October 27, 2010, with Portugal Telecom SGPS controlling shareholding Portugal Telecom, which set forth the principles of a strategic partnership among Portugal Telecom and the Company’s subsidiaries, aiming at developing a Brazil-Portugal global telecommunications project to allow through an industrial alliance the cooperation in several areas, thus, achieving the sharing of best practices, reaching benefits of scale, potentializing Research & Development initiatives, expanding their international footprint, especially in Latin America and Africa, diversifying services, maximizing synergies and reducing costs, always seeking to provide the best services, customer service to both groups and the creation of value to their shareholders (“Industrial Alliance”);

V. although PREVI, PETROS, FUNCEF and BNDESPAR have neither signed nor took part in the negotiations resulting in the signature of the Termsheet, these Parties agree that the entry of Portugal Telecom in the capital of the Company, followed by other payments comprised in the Termsheet, will contribute to the consolidation, strengthening and development of the Company and its subsidiaries, for which reason they are willing to sell, to Portugal Telecom, shares on their possession, representing the capital of the Company, as well as to transfer subscription rights in future capital increases in order to make viable the referred equity interest from the Lusitanian company;

VI. on this date, BNDESPAR and the Company signed the “Amendment to the Contract of Subscription of Shares of Issuance of Telemar Participações S.A.”, which was concluded in April 25, 2008;

VII. on this date, the Parties had a Previous Meeting, when they approved the creation and permanent operation of the Engineering and Networks, Technology and Innovation and Services Offering Committee, whose chairman will be a member nominated by Portugal Telecom;

VIII. after the implementation of the Industrial Alliance, the Parties will own common and preferred shares, registered and without par value, of the Company (“Shares”), distributed among them as indicated in the table below:

SHAREHOLDER	QUANTITY OF COMMON SHARES	% Common	QUANTITY OF PREFERRED SHARES	% Preferred	% Total
BNDESPAR	381,551,841	13.05%	1,000,000	100%	13.08%
AG	565,880,372	19.36%	0	—	19.35%
LF TEL	565,880,372	19.36%	0	—	19.35%
PREVI	283,380,453	9.69%	0	—	9.69%
FASS	336,439,733	11.51%	0	—	11.50%
PORTUGAL TELECOM	352,856,590	12.07%	0	—	12.07%
FUNCEF	218,777,748	7.48%	0	—	7.48%
PETROS	218,777,748	7.48%	0	—	7.48%

XI. the Parties intend to change the General Shareholders’ Agreement, in order to reflect new quorums to approve certain matters in General Previous Meetings, observing the principle that guided the negotiations between the current Shareholders, aiming at maintaining all political and representation rights until then held by BNDESPAR, PREVI, PETROS and FUNCEF, as well as to reflect the entrance of the new shareholder Portugal Telecom in the Company, among other issues.

THE PARTIES HERETO DECIDE to enter into the present Amendment to the General Shareholders’ Agreement (“Amendment to the General Shareholders’ Agreement”) to govern certain aspects of their relationships as shareholders of the Company, subject to the terms and with all effects under article 118 of the Law 6,404, of December 15, 1976, and its amendments (“Corporation Law”), according to the following terms and conditions:

FIRST – Capitalized terms not expressly defined in this Amendment to the General Shareholders’ Agreement shall have the meanings defined in the General Shareholders’ Agreement.

SECOND – The Parties decide to change Section 2.1.2 (j) and create Section 2.1.3 in the General Shareholders’ Agreement, in order to establish that the Board of Directors of TELE NORTE LESTE shall be assisted by permanent “Risks and Contingencies”, “HR and Compensation”, “Financial”, and “Engineering and Networks, Technology and Innovation and Services Offering” committees, as well as to set forth that the chairman of the Engineering and Networks, Technology and Innovation and Services Offering Committee shall be a member nominated by Portugal Telecom. Therefore, Sections 2.1.2 (j) and 2.1.3 of the General Shareholders’ Agreement shall henceforth read as follows:

“2.1.2. The Company notes that: (…)

(j) the Board of Directors of TELE NORTE LESTE shall be assisted by permanent “Risks and Contingencies”, “HR and Compensation”, “Financial” and “Engineering and Networks, Technology and Innovation and Services Offering” committees, and by other committees that may be necessary.”

“2.1.3. The Chairman of the Engineering and Networks, Technology and Innovation and Services Offering Committee referred to in subsection (j) of Section 2.1.2 above shall be a member nominated by the Shareholder Portugal Telecom, and this Committee shall operate similarly to the other Committees in the Company.”

THIRD – The Parties decide to change Sections 3.2.1 and 3.3 of the General Shareholders’ Agreement, in order to reflect the new quorums qualified to approve certain matters and also the installation of the Preliminary General Meetings, the General Meetings or Meetings of the Board of Directors of the Company and its Relevant Subsidiaries, as well as redact Section 3.2.1, I, (iv) of the General Shareholders’ Agreement and include Sections 3.2.5 and 3.2.5.1 in the General Shareholders’ Agreement. Therefore, Sections 3.2.1, 3.2.5, 3.2.5.1 and 3.3 of the General Shareholders’ Agreement shall henceforth read as follows:

“3.2.1. The matters described below, before being submitted to the Board of Directors and the General Meetings of the Company and its Relevant Subsidiaries, shall mandatorily be resolved in a Preliminary General Meeting, and they shall only be approved through the favorable vote of shareholders, through their representatives, when reaching the respective percentage, as defined in the following subsections, calculated as per Section 3.1 above:

I - 65% of the Common Affected Shares:

(i)	any amendment to the bylaws of the Company or its Relevant Subsidiaries, except for the bylaw-related matters referred to in subections II and III of this Section 3.2.1, which shall comply with the quorums stipulated therein;

(ii)	approval of contracts of any nature that all together imply obligations amounting to more than fifty million reais (R$50,000,000.00) and which have not been estimated in the annual budget;

(iii)	any individual transaction between the Company and its Relevant Subsidiaries, on one side, and its Shareholders and any Related Parties, on the other side, in an amount higher than ten million reais (R$10,000,000);

(iv)	approval of the policy for donation of goods and funds;

(v)	annual investments of any nature, which have not been estimated on the respective budgets, in projects exceeding, either individually or cumulatively, the amount of fifty million reais (R$50,000,000.00);

(vi)	approval of the Chief Executive Officers of the Relevant Subsidiaries nominated by the Committee for Selection of CEOs, pursuant to Section 5.2 below, as well as the approval of the companies for selection of the executives nominated by the Committee for Selection of CEOs, as established in Section 5.3 below;

(vii)	increase of capital or issue of convertible securities aiming to raise funds for the acquisition of companies; and

(viii)	creation of subsidiary or acquisition of control of other companies as well as authorization for any type of association or execution of shareholders’ agreements.

II - 77% of the Common Affected Shares:

(i)	approval and change of the annual budget and multiannual investment plans of the Company and of its Relevant Subsidiaries, including the policy for remuneration of the Administrators;

(ii) annual or multiannual investments of any nature, which have not been estimated on the respective budgets, in projects exceeding, either individually or cumulatively, an amount equal to five percent (5%) of the approved investment budget, considering the overall value of the Company and of its Relevant Subsidiaries;

(iii) capital increase, capital reduction or the issue of any securities, except the assumption set forth in subsection I (vii) above;

(iv) creation of preferred shares or increase of the existing class, without keeping the proportion with the other types or classes;

(v) change to the preferences, advantages and terms for redemption or amortization of one or more classes of preferred shares, or creation of a new more favorable class;

(vi) any proposal to pay or allocate dividends or interest on capital that is lower than twenty five percent (25%) of the net income;

(vii) any proposal to create reserves, provisions or to change the accounting criteria that imply, individually or cumulatively, a variation of TELEMAR’s Net Income in an amount higher than two hundred and fifty million reais (R$250,000,000.00);

(viii) any proposal to allocate dividends, interest on capital or amounts allocated pursuant to the terms of Section 3.9 below, in which the reduction of cash implies an increase of the Net Debt/EBITDA ratio to an amount higher than 2.5;

(ix) approval of any loan, financing or the concession of any separate or cumulative real or personal guarantee within the budget period in force, in amount higher than two percent (2%) of the shareholders’ equity;

(x) authorization to the Board of Executive Officers to purchase or sell permanent assets, create in rem guarantees, grant guarantees to third-party obligations, take out loans, waive rights, compromise or encumber in any way goods or values which represent a liability equal to or higher than two percent (2%) of the shareholders’ equity;

(xi) approval of proposal for acquisition by the Company or any of its Relevant Subsidiaries of shares issued by the Company itself or issued by other Relevant Subsidiaries implying the increase of the Net Debt/EBTIDA ratio to a value higher than 2.5;

(xii) selection of independent auditors; and

(xiii) amendment to the bylaws of the Company or of its Relevant Subsidiaries as a result of the matters and resolutions listed in this subsection II.

III - 87.4% of the Common Affected Shares:

(i) sale or encumbrance of shares issued by its Relevant Subsidiaries or the issue by the Company or its Relevant Subsidiaries of shares or securities convertible into shares that results or might result in loss of the equity control of the Company and of its Relevant Subsidiaries;

(ii) adoption of any procedure that results in the loss by the Company of the equity control of its Relevant Subsidiaries due to facts other than the ones indicated in subsection (i) above, such as not exercising the preemptive right to the subscription of shares or securities convertible into shares, not taking part in mergers, incorporations or spin-offs;

(iii) merger, spin-off, amalgamation, incorporation of shares or transformation involving the Company or its Relevant Subsidiaries, including the swap or payment in kind by using shares issued by these companies.

(iv) the Company or its Relevant Subsidiaries going public or going private;

(v) amendment to the corporate purpose of the Company or of its Relevant Subsidiaries;

(vi) stake in group of companies;

(vii) dissolution of the Company or of any of its Relevant Subsidiaries; and

(viii) amendment to the bylaws of the Company or of its Relevant Subsidiaries as a result of the matters and resolutions listed in this subsection III.”

“3.2.5. The contracts and operations between the Company and its Relevant Subsidiaries, on one side, and CTX PARTICIPAÇÕES S.A., CONTAX PARTICIPAÇÕES S.A. and CONTAX S.A. and its subsidiaries, on the other side, shall not be subject to the qualified quorum provided in Section 3.2.1, I (ii) and (iii), when performed according to market conditions. When the contracts and operations of CTX PARTICIPAÇÕES S.A., CONTAX PARTICIPAÇÕES S.A. and CONTAX S.A. and its subsidiaries do not follow market conditions, which shall be checked by independent auditors hired by the Company at the request of any of the Shareholders, it shall be met the qualified quorum of seventy-five percent (75%).

3.2.5.1. The audit provided in this Section 3.2.5.1 shall be performed previously to the referred contracts, based on the contracts in force signed by CTX PARTICIPAÇÕES S.A., CONTAX PARTICIPAÇÕES S.A. and CONTAX S.A. and its subsidiaries with non-related parties, following qualitative, quantitative and financial criteria.”

“3.3. The Preliminary General Meetings, set forth in Section 3.2.1, shall comply with the rules below.

3.3.1. The Preliminary General Meetings shall be called at least seven (7) days prior to the date set for them to be held, by the Chief Executive Officer, by any of the Parties, by any written means, provided it is possible to prove that the call notice was received by all Shareholders.

3.3.2. The Preliminary General Meeting shall take place on first call, at least, on the second business day prior to each General Meeting or Meeting of the Board of Directors of the Company and of its Relevant Subsidiaries.

3.3.3. The Administrators shall make available to Shareholders, on the date of the respective call, all information and documents related to the matters to be resolved at the respective Preliminary General Meeting.

3.3.4. The Preliminary General Meeting shall be held at the Company’s headquarters.

3.3.5. The Preliminary General Meeting may be held at any place and at any time provided it is attended by all Parties.

3.3.6. The Preliminary General Meeting shall be instated on first call with the attendance of Parties representing, at least, 77% of the Affected Shares and, on second call (to be held 24 hours after the first call), with the attendance of Parties representing, at least, 50% plus one, of the Affected Shares.

3.3.6.1. If, on first call, a quorum has not been reached to hold the Preliminary General Meeting after 30 minutes have elapsed from the time set for the meeting, the Chief Executive Officer shall communicate the lack of quorum to the Parties, pursuant to the terms of the Section 15 below, and the Preliminary General Meeting shall take place on a second call, according to Section 3.3.6 above.”

FOURTH – In order to reflect the new quorums for indication and representation of the Parties in the Boards of Directors of the Company and its Relevant Subsidiaries, the Parties decide to change the Fourth Section of the General Shareholders’ Agreement, which shall henceforth read as follows:

“SECTION 4 – ELECTION OF MEMBERS OF BOARDS OF DIRECTORS AND FISCAL COUNCILS

4.1. The Company’s Board of Directors shall be comprised of eleven (11) members and an equal number of alternate members. The Parties undertake to vote and cause their representatives to vote at the Preliminary General Meetings and General Meetings in which the election of Board Members is the subject of a resolution, in accordance with the provision of this Section 4.1 and of Section 3.2.1.

4.1.1. AG, LF TEL and FASS, jointly, are entitled to nominate the majority of the members of the Board of Directors of the Company as well as the majority of the members of the Board of Directors of the Relevant Subsidiaries.

4.1.2. Each of the Parties shall be entitled to elect one (1) member, and respective alternate member, of Board of Directors of the Company and of the Board of Directors of the Company’s

Relevant Subsidiaries, for every seven percent (7%) of the voting capital stock they own in the Company.

4.1.2.1. BNDESPAR, PREVI, PETROS and FUNCEF shall have the right to aggregate their percentages of Shares with voting rights, being granted to them the right to elect for every seven percent (7%) of the referred Shares jointly held: (i) one (1) member, and respective alternate, of the Board of Directors of the Company and of the Boards of Directors of the Relevant Subsidiaries; and (ii) one (1) effective member and respective alternate of the Board of Directors of TELE NORTE LESTE.

4.1.2.2. The Shareholder Portugal Telecom shall have, while it holds at least seven percent (7%) of the voting shares of the Company, the right to elect (i) one (1) member to the Board of Directors of the Company and a respective alternate; and (ii) two (2) effective members and respective alternates of the Board of Directors of TELE NORTE LESTE. Aiming to assure proper operational coordination between Portugal Telecom and the Company and its Relevant Subsidiaries or not, indications by Portugal Telecom to management positions in the Company and its Relevant Subsidiaries or not, shall be of executive managers and executive officers of Portugal Telecom.

4.1.3. The Parties undertake to exercise their respective voting rights for the purpose of electing the highest possible number of members of the Board of Directors of the Relevant Subsidiaries, as required by this Agreement, pursuant to Sections 4.1.1 and 4.1.2 above, even if for such Boards, the members are elected by minority shareholders and holders of preferred shares, observing that, in this event, if necessary, the Parties shall vote to amend the respective bylaws so as to adjust the above Sections 4.1.1 and 4.1.2.

4.1.4. Notwithstanding the right of Portugal Telecom to nominate two (2) effective members and respective alternates and of BNDESPAR, PREVI, PETROS and FUNCEF to nominate members and respective alternates to the Board of Directors of TELE NORTE LESTE, observing the percentage provided in Sections 4.1.2.1 and 4.1.2.2, BNDESPAR, PREVI, PETROS, FUNCEF and Portugal Telecom shall have the right to nominate members of the Board of Directors of the other companies directly or indirectly controlled by the Company, being Relevant Subsidiaries or not, whenever AG, LF TEL and FASS have nominated members to the same Boards.

4.1.5. In the event of vacancy or impeachment of the Board Member and the respective alternate whom it nominated, the nominating Shareholder shall make a new nomination, which shall be confirmed in a Preliminary General Meeting and elected by the General Meeting, in the least possible time period after the vacancy or impeachment is noticed.

4.2. BNDESPAR, PREVI, PETROS and FUNCEF shall be entitled to nominate a member of the Fiscal Council, when in operation. These Parties shall establish a rotation system for nominating their representatives to the fiscal council.”

FIFTH – The Parties decide to change Section 5.1 of the General Shareholders’ Agreement, aiming to change the election process of the Executive Officers of the Company, and Sections 5.2 and 5.3 in order to reflect the new quorums agreed by the Parties. Therefore, Sections 5.1, 5.2 and 5.3 of the General Shareholders Agreement of the Company shall henceforth read as follows:

“5.1. The Company’s Board of Executive Officers shall be comprised of four (4) Executive Officers, given that AG, LF TEL and FASS shall nominate the Chief Executive Officer and one (1) additional Executive Officer, PREVI, PETROS and FUNCEF, while jointly holding twelve percent (12%) of the Shares, shall elect one (1) Executive Officer, and Portugal Telecom, while it holds twelve percent (12%) of the Shares, shall elect one (1) Executive Officer.

5.2. The process of nominating people to positions of Chief Executive Officers of the Subsidiaries shall be conducted by the Committee for Selection of CEOs, given that the nominated names shall be approved in a Preliminary General Meeting by shareholders representing, at least, seventy-five percent (75%) of the Shares.

5.2.1. The Committee, specially created to conduct the nomination process, in the terms of the Internal Regulations, shall be comprised by five (5) members. One (1) representative shall be jointly nominated by the BNDESPAR, PREVI, PETROS and FUNCEF, one (1) representative shall be nominated by Portugal Telecom and the remaining three (3) representatives shall benominated by the AG, LF TEL and FASS. The Committee shall recommend, by majority voting, the name of one of the candidates for approval by the Parties at a Preliminary General Meeting.

5.3. If at the Preliminary General Meeting the Parties resolve not to recommend the selected candidate, the Committee shall provide a list with three (3) companies, of international standard, specialized in recruiting executives, which shall be approved through the vote of at least seventy-five percent (75%) of the Parties, calculated as described in Section 3.1.

5.3.1. Following the approval of the three (3) companies selected by the Committee, pursuant to the guidelines above, the Parties representing at least twenty-three percent (23%) of the Affected Shares may exclude one of the three companies of the list.

5.3.2. AG, LF TEL and FASS shall nominate one (1) from the two (2) remaining companies, after the exclusion mentioned in 5.3.1 above (or from the three (3), if such exclusion does not take place), which shall support the Committee in nominating the candidate.

5.3.3. With the support from the selected company, the Committee shall indicate the name of three (3) candidates to occupy the position of Chief Executive Officer to be appraised by the Parties, observing the following:

(a)	the candidate shall not have been an employee or shall not have been appointed for management positions of the Parties or of the subsidiaries of the Parties; and

(b)	the candidate shall necessarily be experienced in the administration of large-size companies.

5.3.4. AG, LF. TEL and FASS shall select the new Chief Executive Officer among the nominated names, and one of the nominees may be excluded by Shareholders representing at least twenty-three percent (23%) of the Shares. In this case, AG, L.F. TEL and FASS shall make the selection from among the two remaining executives.”

SIXTH – The Parties decide to change Sections 6.1, 6.1.1 and 6.1.2 of the General Shareholders’ Agreement to expressly refer to the shareholders’ agreement of Pasa Participações S.A., signed by

Andrade Gutierrez Telecomunicações Ltda. and Portugal Telecom (“Shareholders’ Agreement – AG”), to the shareholders’ agreement of EDSP75 Participações S.A., signed by La Fonte Telecom S.A. and Portugal Telecom (“Shareholders’ Agreement – LF”) and to the Private Instrument of Agreement between Block Shareholders, signed by BNDESPAR, PREVI, PETROS and FUNCEF (“PPFB Agreement”), all signed on this date. Therefore, Sections 6.1, 6.1.1 and 6.1.2 of the General Shareholders’ Agreement shall henceforth read as follows:

“6.1. In addition to the actions set forth in this Agreement, the Parties agree to use the voting rights afforded by their Affected Shares in order to properly comply with this Agreement. The Parties are prohibited from signing any other voting agreement, except the Shareholders’ Agreement signed by AG, LF TEL and FASS, the shareholders’ agreement of Pasa Participações S.A., signed by Andrade Gutierrez Telecomunicações Ltda. and Portugal Telecom (“Shareholders’ Agreement – AG”), the shareholders’ agreement of EDSP75 Participações S.A., signed by La Fonte Telecom S.A. and Portugal Telecom (“Shareholders’ Agreement – LF”) and the Private Instrument of Agreement of Block Shareholders, signed by BNDESPAR, PREVI, PETROS and FUNCEF (“PPFB Agreement”), signed on the date of this Amendment, which Agreements’ full contents are known by the Parties.

6.1.1. The shareholders’ agreement signed by AG, LF TEL and FASS, the Shareholders’ Agreement - AG, the Shareholders’ Agreement - LF and the PPFB Agreement shall not be changed without previous and express approval from the other signatory parties to this Agreement.

6.1.2. In the event of discrepancies between the provisions of this Agreement and the ones of the shareholders’ agreement signed by AG, LF TEL and FASS, the Shareholders’ Agreement – AG, the Shareholders’ Agreement – LF and the PPFB Agreement, the provisions of this Agreement shall prevail.

SEVENTH – The Parties decide to change Sections 8.17, 8.17.1 and 8.18 of the General Shareholders’ Agreement, in order to establish that the preemptive right to be exercised after the procedures provided in such sections extend to all Parties, and provide the preemptive right of BNDESPAR, in the hypothesis in which PREVI and/or PETROS and/or FUNCEF renounce or do not exercise the preemptive right granted to them in Section 8.18. The Parties also decide to exclude Sections 8.23 and 8.24, given that their provisions have already been complied with. Therefore, the referred Sections 8.17, and 8.18 of the General Shareholders’ Agreement shall henceforth read as follows:

“8.17. It is hereby established that the transfer of the Affected Shares and/or Subscription Rights among AG and LF. TEL and FASS shall not be subject to the rules set forth in this Section 8, except for the procedural rules herein defined. In the event AG or LF TEL receives a Proposal from third parties or from any of the Parties to sell, assign or transfer, free of charge or at a price, grant to the capital of another company, transmit or, in any way, sell or dispose of part or all of its Affected Shares or Subscription Rights, the one shall offer these to the other and, if the Offeree Party waives said offer, or if it does not exercise the preemptive right pursuant to the terms of this Agreement, AG or LF TEL, as applicable, shall offer its Affected Shares and/or Subscription Rights to the other Parties (including to AG or LF TEL, as the case may be), as provided in this Agreement.

8.17.1. It is hereby established that if FASS receives a Proposal from third parties or from any of the Parties to sell, assign or transfer, free of charge or at a price, grant to the capital of another company, transmit or, in any way, sell or dispose of part or all of its Affected Shares or Subscription Rights, it shall first offer these to AG and LF. TEL and, if both of them waive said offer, or if they do not exercise the preemptive right pursuant to the terms of this Agreement, FASS shall offer its Affected Shares and/or Subscription Rights to the other Parties(including to AG e LF TEL), as provided for in this Agreement.

“8.18. It is hereby established that the transfer of the Affected Shares and/or Subscription Rights among PREVI, PETROS and/or FUNCEF shall not be subject to the rules set forth in this Section 8, except for the procedural rules herein defined. If any of these Parties receive a Proposal from third parties or from any of the Parties to sell, assign or transfer, free of charge or at a price, grant to the capital of another company, transmit or, in any way, sell or dispose of part or all of its Affected Shares or Subscription Rights, it shall offer these to one another and, if all of them waive said offer or do not exercise the preemptive right pursuant to the terms of this Agreement, the Offeror Party shall offer its Affected Shares or Subscription Rights to BNDESPAR, and if BNDESPAR waives or does not exercise the preemptive right according to the terms of this Agreement, the Offering Party shall offer its Affected Shares or Subscription Rights to all Parties (including to BNDESPAR, PREVI, PETROS, FUNCEF, as the case may be) as established in this Agreement.”

EIGHTH – The Parties decide to change Section 9.1 and include Section 9.8 of the General Shareholders’ Agreement, aiming to adjust its reading, to henceforth read as follows:

“9.1. In the event that one or more Shareholders decide to alienate to third parties, directly or indirectly, in one or more transactions, their Affected Shares (“Sellers”) representing the control of the Company (“Transfer of Equity Control”), and if the Preemptive Right has not been exercised by the other Shareholders, as set forth in Section 8, these other Shareholders shall have the right to sell (“Participants”), jointly with the Sellers, up to the totality of their Affected Shares (“Tag-along Right”).”

“9.8. In any case, it is set that, in the event of alienation, directly or indirectly, in one or more transactions, of the control of the Company to Portugal Telecom (or its successor or assignee at any title), including, through alienation, directly or indirectly, of the majority of the voting shares issued from AG and LF TEL (or of the controlling interest in these companies), the remaining Shareholders shall have the right to sell, and Portugal Telecom (or its successor or assignee at any title) shall be bound to buy, up to the totality of the Affected Shares owned by the remaining Shareholders, given that the provisions of Sections 9.2 to 9.7 are met.”

NINTH – The Parties decide to change Section 10.1 and include Section 10.1.1 of the General Shareholders’ Agreement, which shall henceforth read as follows:

“10.1. The direct or indirect controlling shareholder of any of the Parties shall not cease to exercise the control of the Party (or cease to hold the majority of voting shares issued by the Party) without previously offering all Affected Shares owned by said Party to the other Parties, pursuant to the provisions of Section 8 above, related to the exercise of the Preemptive Right. For the purposes of the exercise of the Preemptive Right referred to in this Section 10.1, the price, to be set by an appraiser chosen by mutual agreement of the Parties, shall be considered as Proposal, which should consider, so as to assess the Affected Shares to be sold, the amounts and terms of the proposal originally received by the controlling shareholder of the Party at issue.

10.1.1. The provisions of Section 10.1 above shall also apply in case of the eventual acquisition, direct or indirect, of the control of each of AG or LF TEL (or acquisition, direct or indirect, of the majority of voting shares issued by each of AG or LF TEL) by Portugal Telecom or its successor in the Shareholders’ Agreement – AG and in the Shareholders’ Agreement – LF, as the case may be.”

SOLE PARAGRAPH – For purposes of interpreting the changes arising from this Amendment, the Parties declare to have knowledge of the equity structure of AG and LF TEL, in accordance with Annex 10.1 to this Amendment.

TENTH – The Parties decide to include Section 11-A of the General Shareholders’ Agreement, in order to regulate the option of the Parties to purchase the Affected Shares owned by Portugal Telecom, in the event of a change in the control of Portugal Telecom, which text shall read as follows:

“SECTION 11-A – OPTION TO PURCHASE SHARES OF PORTUGAL TELECOM

11-A.1. In the event that, at any moment during the term of this Agreement, there is a change in the control of Portugal Telecom SGPS, as defined in Annex 11-A.1 of this Agreement, the Parties may exercise a purchase option over the totality of the Affected Shares, over the totality of the shares issued by PASA PARTICIPAÇÕES S.A., over the totality of the shares issued by EDSP75 PARTICIPAÇÕES S.A. and over the totality of Illiquid Shares owned by Portugal Telecom, as provided by the Private Instrument of Option to Purchase Shares Issued by Telemar Participações S.A., by Pasa Participações S.A. and by EDSP75 Participações S.A. (“Purchase Option”), which constitutes Annex 11-A.1 to this Amendment, which is also an integral part of this Amendment.

ELEVENTH – The Parties decide to change Section 20.3 and include Section 20.5 of the General Shareholders’ Agreement, to expressly refer to the Shareholders’ Agreement – AG and to the Shareholders’ Agreement – LF, which read as follows:

“20.3. This Agreement revokes any and all other shareholders’ agreements of the Company entered into among the Parties, reflecting all understandings among the Parties with regard to the matter considered herein, except for the provisions contained in the shareholders’ agreement entered into by AG, L.F. TEL and FASS, as well as the provisions included in the Shareholding Restructuring Agreement, and the Shareholders’ Agreement - AG and the Shareholders’ Agreement - LF.”

“20.5. AG, LF TEL and Portugal Telecom are obligated to always respect the right granted to the BNDESPAR, PREVI, FUNCEF and PETROS (and their respective successors or assignees in title) in Section 26 of the Shareholders’ Agreement – AG and of the Shareholders’ Agreement - LF and in the PPFB Agreement. BNDESPAR, PREVI, FUNCEF and PETROS acknowledge that the eventual exercise of the right granted in said agreements shall be considered as full compliance with the Shareholders’ Agreement – AG and the Shareholders’ Agreement – LF.”

TWELFTH – The Parties decided to exclude the current Section 22, given that its provisions were already complied with. They decide, furthermore, to include a new Section 22 in the General Shareholders’ Agreement, which shall read as follows:

“SECTION 22 – JOINT OBLIGATIONS OF PORTUGAL TELECOM AND OF PORTUGAL TELECOM SGPS

22.1 Portugal Telecom SGPS jointly assumes all obligations undertaken by Portugal Telecom, under this Agreement, before the Company and the Shareholders, signing the present Agreement in of its role as controlling shareholder of Portugal Telecom, being considered as such in all relevant aspects under this Agreement while it holds, directly or indirectly, at least fifty-one percent (51%) of the share capital and voting shares of Portugal Telecom, expressly waiving the benefits provided in Articles 365, 827, 829, 834, 835, 837, 838 and 839 of the Civil Code and 595 of the Code of Civil Procedure.”

THIRTEENTH – The Parties and the Company declare that they have knowledge that the shareholders (including Portugal Telecom) of AG and the shareholders (including Portugal Telecom) of LF TEL signed, at this date, the Shareholders’ Agreement - AG, the Shareholders’ Agreement - LF and the PPFB Agreement, establishing additional rights and obligations. Therefore, the present Amendment to the General Shareholders’ Agreement, the Amendment to the Shareholders’ Agreement of Telemar Participações signed by AG, LF TEL and FASS, as well as the Shareholders’ Agreement – AG, the Shareholders’ Agreement – LF and the PPFB Agreement will be filed at the Company’s headquarters and registered in the respective share ownership registers for all legal effects. In addition, the Company binds itself to file the present Amendment to the General Shareholders’ Agreement and the aforementioned shareholders’ agreements signed at AG PASA and LF, at the headquarters of TELE NORTE LESTE, of TELEMAR and its Relevant Subsidiaries, and assure they are registered with the custodians and agents registering shares of the Company and of its Subsidiaries.

FOURTEENTH – The effectiveness of the present Amendment is subject to: (i) the purchase and subscription by Portugal Telecom of indirect equity interests in AG and LF TEL and a direct interest in the Company, as the terms and conditions provided in the Contract of Purchase and Sale of Shares of Pasa Participações S.A. (“AG PASA”), in the Contract of Subscription of Shares issued by AG PASA, in the Contract of Purchase and Sale of Shares of EDSP75 Participações S.A. (“LF”), in the Contract of Subscription of Shares issued by LF, in the Contract of Subscription of Shares issued by the Company, all signed on this date by Portugal Telecom, and in the Contract of Purchase and Sale of Shares and Preemptive Rights for Subscription of Shares of the Company, signed on this date by Portugal Telecom and the other shareholders of the Company, BNDESPAR, PREVI, FUNCEF and PETROS; and (ii) the effective receipt of the purchase and subscription price of the shares of AG PASA, LF and the Company and of the purchase price of shares and preemptive rights to subscribe for the shares owned by BNDESPAR, PREVI, FUNCEF and PETROS, regardless of any additional formality.

FIFTEENTH – Portugal Telecom, in this act, irrevocably and irreversibly, with the express consent from the other Parties, accepts and agrees to adhere and to remain bound to, observed the condition in Section Fourteen above, all terms and conditions of the General Shareholders’

Agreement, becoming entitled to all rights and powers arising from the General Shareholders’ Agreement, and committing itself to comply with all provisions of the General Shareholders’ Agreement, as a Party thereto.

SIXTEENTH – All other sections of the General Shareholders’ Agreement not changed in the present instrument remain in force.

SEVENTEENTH – This Amendment to the General Shareholders’ Agreement binds its Parties, as well as their respective heirs and successors, irreversibly and irrevocably, in title.

In witness whereof, the parties sign this present instrument in eleven (11) counterparts of equal content and form, before the two (2) undersigned witnesses.

Rio de Janeiro, January 25, 2011.

AG TELECOM PARTICIPAÇÕES S.A.

Name / Title    Name / Title

LUXEMBURGO PARTICIPAÇÕES S.A.

Name / Title    Name / Title

BNDES PARTICIPAÇÕES S.A. – BNDESPAR

Name / Title    Name / Title

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL — PREVI

Name / Title    Name / Title

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

Name / Title    Name / Title

FUNDAÇÃO DOS ECONOMIARIOS FEDERAIS – FUNCEF

Name / Title    Name / Title

FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL – PETROS

Name / Title    Name / Title

BRATEL BRASIL S.A.

Name / Title    Name / Title

LF TEL S.A.

Name / Title    Name / Title

PORTUGAL TELECOM, SGPS S.A.

Name / Title    Name / Title

TELEMAR PARTICIPAÇÕES S.A.

Name / Title    Name / Title

Witnesses: